ZAYO GROUP TO ACQUIRE MINNEAPOLIS-BASED ACCESS COMMUNICATIONS
Combined Network to Span more than 2,200 Miles in Minneapolis-St. Paul Area

BOULDER, Colo. - Aug. 19, 2013 - Zayo Group, LLC (“Zayo”) announces that it has executed a definitive agreement to purchase Access Communications, Inc. (“Access”), a provider of metro Bandwidth Infrastructure services in Minneapolis-St. Paul, Minn., for a purchase price of $40 million, subject to certain adjustments.

Access owns and operates a 1,200 mile metropolitan fiber network that covers the greater Minneapolis-St. Paul metropolitan area, connecting more than 500 on-net buildings, including the area's major datacenters and carrier hotel facilities. Access is primarily focused on providing dark fiber services to a concentrated set of Minneapolis area carrier, enterprise and governmental customers, particularly within the education segment.

The acquisition will further enhance Zayo's fiber network in the greater Minneapolis-St. Paul metropolitan area. Zayo's extensive network is a result of prior acquisitions, new network construction as a part of a federal stimulus grant and a substantial customer contract to deliver fiber to a large number of the area's cell towers. Zayo will be positioned to offer Access customers a broader set of Bandwidth Infrastructure products across an expanded fiber network, as well as offer greater network reach for Zayo's current and prospective customers.

“Given the complementary breadth and depth of its fiber network, the Access transaction is a natural step for Zayo,” said Dan Caruso, President and CEO of Zayo Group. “The acquisition is the latest in a series of major investments supporting the growth of our Bandwidth Infrastructure business in Minnesota.”

With Access' concentrated network geography and focused product set, Zayo anticipates a quick network and operations integration process. The transaction, subject to customary approvals, is expected to close quickly and will be funded with cash on hand. SunTrust Robinson Humphrey, Inc. acted as exclusive financial advisor to Access Communications, Inc.

About Zayo Group

Based in Boulder, Colo., privately owned Zayo Group (www.zayo.com) is an international provider of fiber-based Bandwidth Infrastructure services and carrier-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises, and federal, state and local government agencies. Zayo provides these services over metro, national, international and fiber-to-the-tower networks. With its acquisitions of USCarrier, FiberGate and AboveNet, Zayo's network includes 74,300 route miles, serving 45 states and Washington, D.C. Its network serves approximately 11,740 on-net buildings, including 571 data centers, 563 carrier PoPs, and 3,045 cell towers. Zayo's colocation assets include 141,000 billable square feet of interconnect-focused colocation space.